Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Lakeland Bancorp, Inc.

We consent to the use of our reports dated March 15, 2016, with respect to (i) the consolidated balance sheets of Lakeland Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to internal controls over the completeness and accuracy of the information used to determine the qualitative component of the allowance for loan and lease losses estimate has been identified during the fourth quarter and included in management’s assessment.

/s/ KPMG LLP

Short Hills, New Jersey

November 4, 2016